EXHIBIT 99.1
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FOR IMMEDIATE RELEASE:
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[CASMED LOGO]


         CAS MEDICAL SYSTEMS, INC. REPORTS RECORD THIRD QUARTER RESULTS

      - FORE-SIGHT(TM) DISTRIBUTION CHANNELS IN PLACE FOR YEAR END LAUNCH -
              - COMPANY TO HOST CONFERENCE CALL AT 10:00 A.M. ET -

Branford, Conn. - October 30, 2006 - CAS Medical Systems, Inc. (NASDAQ: CASM) today announced record financial results for the third quarter and nine months ended September 30, 2006.

HIGHLIGHTS FOR THE QUARTER
     o Revenue for the quarter increased 26 percent over Q3 2005 reaching a record $9.4 million
     o    Net income was a record $720,000 or $0.06 per diluted share
     o    510(k) clearance to market FORE-SIGHT for expanded patient population
     o Company increases guidance for year to $34 - $35M revenue, $0.14 - $0.16 earnings per share

FINANCIAL RESULTS FOR Q3
Revenues for the third quarter ended September 30, 2006 totaled a record $9.4 million, an increase of $1.9 million, or 26 percent, over the $7.5 million reported for the third quarter ended September 30, 2005. The increase in revenues was led by a 36 percent increase in blood pressure product sales generated primarily from sales of vital signs monitors and accessories, original equipment ("OEM") modules and sales of blood pressure cuffs.

On January 1, 2006, the Company adopted FASB No. 123R, "Share-Based Payment," which requires that all stock-based awards be recognized as expenses in the financial statements at the fair value of the award. As such, the Company recorded non-cash stock compensation charges of $98,000 in its operations for the three months ended September 30, 2006.

Operating income for the third quarter ended September 30, 2006 reached a record $1,170,000, after stock compensation charges of $98,000, compared to $710,000 for the same period last year. Operating income for the third quarter of 2006 was unfavorably affected by increases in research and development ("R&D") expenses of $288,000, or 79 percent. The increase in R&D was primarily related to the development of the Company's Near-Infrared Spectroscopy ("NIRS") FORE-SIGHT Absolute Cerebral Oximeter and reductions in reimbursements under National Institutes of Health ("NIH") grant programs. Partially offsetting the increase in R&D expenses were reductions in sales, general and administrative ("S,G&A") expenses as a percentage of revenues to 24 percent for the third quarter of 2006 compared to 27 percent for the third quarter of 2005. Gross profit as a percentage of revenues also rose to 43 percent for the third quarter of 2006 compared to 41 percent for the same period of the prior year primarily from increases in vital signs monitor sales and improved manufacturing throughput.

Net income for the three months ended September 30, 2006 was $720,000, or $0.06 per diluted common share, compared to net income of $433,000, or $0.04 per diluted share, for the three months ended September 30, 2005. Net income for the third quarter of 2006 was affected by $98,000 of stock compensation expense, not deductible for tax purposes.

MANAGEMENT DISCUSSION
"We are pleased to report the third quarter of 2006 as a record quarter for CASMED in terms of revenues and net income," commented Louis P. Scheps, President, Chairman of the Board and CEO.

"Furthermore, bookings for the quarter well exceeded shipments providing us with a healthy backlog of open orders for our vital signs monitors and a solid foundation for our last quarter of 2006."

Mr. Scheps continued, "While the core business continues its excellent performance, we remain focused and committed to the launch of FORE-SIGHT at the end of this year. Over the past quarter, our domestic sales distribution strategy for FORE-SIGHT has been finalized and we now have a distribution network in place that will provide nationwide coverage of the product when it is launched. As we have successfully employed in the past, we have specifically chosen specialty distributors that have excellent reputations and existing relationships that we can leverage to maximize the immediate impact of our product in the marketplace. In addition, we are in the process of hiring several clinical applications specialists to assist in the sale of the device and conduct educational programs promoting the benefits and use of absolute cerebral oximetry. As a critical component of success of the product launch, we have developed an intensive training program to ensure that new personnel have the highest level of training possible. With the introduction of the product, CASMED will have over 60 sales professionals actively representing FORE-SIGHT in the US alone."

"In addition, CASMED continues to put in place all the tools necessary for a successful launch of this product. We will present FORE-SIGHT in mid-November at Medica in Germany - the world's largest medical trade show, and then in the US at the Post Graduate Assembly of Anesthesiologists (PGA) in New York in early December. We feel confident that our unique and innovative product, when combined with our sales distribution, clinical networks and marketing strategy will allow us to rapidly gain market acceptance. We look forward to quickly expanding our sales channels outside the immediate cardio-vascular operating room into other related high risk / acuity areas after FORE-SIGHT's initial introduction."

FINANCIAL RESULTS FOR THE FIRST NINE MONTHS
Revenues for the nine months ended September 30, 2006 were $25.0 million, an increase of $6.7 million, or 37 percent, over the $18.3 million reported for the first nine months of the prior year. Sales of Statcorp products accounted for $3.3 million of the increase in revenues contributing $5.9 million and $2.6 million, respectively, for the nine months ended September 30, 2006 and 2005. Revenues excluding Statcorp were $19.1 million, an increase of $3.4 million, or 22 percent, over revenues of $15.7 million excluding Statcorp for the nine months ended September 30, 2005. Revenues excluding Statcorp were led by a 31 percent increase in blood pressure product sales generated primarily from the Company's vital signs monitors and accessories including private label veterinary monitors and OEM modules.

Operating income for the nine months ended September 30, 2006 was $2,159,000, after stock compensation charges of $299,000, compared to $1,841,000 for the same period last year and was affected by a significant increase in R&D expenses of $986,000, or 110 percent pertaining largely to the development of the NIRS monitoring device and reductions in NIH grant reimbursements. Partially offsetting the significant increase in R&D expenses were reductions in S,G&A expenses to 26 percent of revenue compared to nearly 29 percent of revenue for the first nine months of 2005. Gross profit as a percentage of revenues fell slightly to 42 percent in the first nine months of 2006 from 43 percent for the same period of the prior year, primarily related to normally lower average gross margins on products sold by Statcorp and the effect of product mix experienced during the first quarter of 2006. The first nine months of 2006 were also affected by a reduction of $253,000 in expenses related to the curtailment of the Company's retirement benefit plan made in 2005.

Net income for the nine months ended September 30, 2006 was $1,211,000, or $0.10 per diluted common share, compared to net income of $1,166,000, or $0.10 per diluted share, for the nine months ended September 30, 2005. Net income for the first nine months of 2006 was affected by $299,000 of non-deductible stock compensation charges. The Company's effective tax rate for the nine months ended September 30, 2006 approximates 35 percent primarily as a result of these charges compared to approximately 33 percent for the same period of 2005.

2006 OUTLOOK
As a result of the Company's continued growth in its core blood pressure related products and it's controlled spending throughout the organization, the Company has increased its guidance for the year.

The Company now anticipates revenues of between $34 million and $35 million, representing growth of 26 to 30 percent over 2005 revenues of $26.9 million. Earnings are also ahead of management's expectations for 2006, and are now estimated to reach $0.14 to $0.16 per diluted share.

LINE OF CREDIT AGREEMENT
On October 27, 2006, the Company amended its line-of-credit-agreement with its current lender to increase the maximum borrowings, subject to certain terms and conditions, from $3.0 million to $5.0 million. Borrowings under the line-of-credit bear interest at the one-month London Interbank Offering Rate ("LIBOR") plus 225 basis points. The agreement expires on May 1, 2008.

WEBCAST INFORMATION
CAS will host a conference call on Monday October 30, 2006 to discuss third quarter and nine month results at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet, and is accessible at the Company's website located at http://www.casmed.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. An online archive of the broadcast will be available within two hours of the end of the live call and archived on the website until December 1, 2006.

ABOUT CASMED
Founded in 1984, CAS Medical Systems, Inc. is dedicated to the design and manufacture of innovative technologies and products vital to patient care in the most challenging clinical environments. Its current product lines include blood pressure measurement technology, vital signs monitoring equipment, blood pressure cuffs, apnea monitoring equipment and products for neonatal intensive care. With a reputation for the highest quality products available in the markets it serves, CAS products are used by clinicians worldwide.

ABOUT THE FORE-SIGHT CEREBRAL OXIMETER
Our initial market focus is on high risk cardiovascular surgeries, of which there are about 700,000 performed each year in the U.S. Additional market opportunities include a broad range of general surgical procedures and postoperative and critical care settings. Protecting the brain from low oxygen levels during these procedures is an important goal of every surgical team because the brain is highly vulnerable to oxygen deprivation. At normal body temperatures, damage to brain cells due to lack of oxygen can occur after just a few seconds. The FORE-SIGHT Cerebral Oximeter provides new information that allows clinicians to monitor and respond to instances of brain tissue oxygen deprivation before damage to the brain occurs.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.
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COMPANY CONTACTS
CAS Medical Systems, Inc.
Jeffery Baird, CFO
203-488-6056
ir@casmed.com

INVESTORS                                            MEDIA
Financial Dynamics                                   Financial Dynamics
John Capodanno                                       Robert Stanislaro
212-850-5705                                         212-850-5657
jcapodanno@fd-us.com                                 rstanislaro@fd-us.com

STATEMENTS INCLUDED IN THIS PRESS RELEASE, WHICH ARE NOT HISTORICAL IN NATURE, ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. STATEMENTS RELATING TO THE FUTURE PERFORMANCE OF THE COMPANY ARE SUBJECT TO MANY FACTORS INCLUDING, BUT NOT LIMITED TO, THE CUSTOMER ACCEPTANCE OF THE PRODUCTS IN THE MARKET, THE INTRODUCTION OF COMPETITIVE PRODUCTS AND PRODUCT DEVELOPMENT, COMMERCIALIZATION AND TECHNOLOGICAL DIFFICULTIES, AND OTHER RISKS DETAILED IN THE COMPANY'S MOST RECENT FORM 10-KSB AND OTHER SECURITIES AND EXCHANGE COMMISSION FILINGS.

SUCH STATEMENTS ARE BASED UPON THE CURRENT BELIEFS AND EXPECTATIONS OF THE COMPANY'S MANAGEMENT AND ARE SUBJECT TO SIGNIFICANT RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS PRESS RELEASE THE TERMS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," "MAY," "OBJECTIVE," "PLAN," "POSSIBLE," "POTENTIAL," "PROJECT," "WILL" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE MADE AS OF THE DATE HEREOF, AND WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF FUTURE EVENTS, NEW INFORMATION OR OTHERWISE.




                                      # # #

                            CAS MEDICAL SYSTEMS, INC.
                              STATEMENTS OF INCOME
                                   (UNAUDITED)



                                        THREE MONTHS     NINE MONTHS    THREE MONTHS     NINE MONTHS
                                            ENDED           ENDED           ENDED           ENDED
                                          SEPT. 30,       SEPT. 30,       SEPT. 30,       SEPT. 30,
                                            2006            2006            2005            2005
                                        ------------    ------------    ------------    ------------
Revenues                                $  9,425,508    $ 25,011,449    $  7,476,075    $ 18,307,341

Costs and Expenses:
  Cost of Products Sold                    5,340,278      14,508,725       4,382,906      10,349,014
  Research and Development                   653,221       1,886,352         364,939         900,243
  Selling, General and Administrative      2,262,016       6,457,098       2,017,819       5,216,812
                                        ------------    ------------    ------------    ------------
                                           8,255,515      22,852,175       6,765,664      16,466,069

                                        ------------    ------------    ------------    ------------
Operating Income                           1,169,993       2,159,274         710,411       1,841,272

  Interest Expense                            59,562         187,272          63,517         100,258

                                        ------------    ------------    ------------    ------------
Pre-tax Income                             1,110,431       1,972,002         646,894       1,741,014

  Income Taxes                               390,525         761,000         214,309         574,989

                                        ------------    ------------    ------------    ------------
Net Income                              $    719,906    $  1,211,002    $    432,585    $  1,166,025
                                        ============    ============    ============    ============


EARNINGS PER COMMON SHARE:

  Basic                                 $       0.07    $       0.12    $       0.04    $       0.12

  Diluted                               $       0.06    $       0.10    $       0.04    $       0.10

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING:

  Basic                                   10,461,616      10,354,621       9,952,587       9,916,779

  Diluted                                 12,094,349      12,166,806      11,831,984      11,648,523

                            CAS MEDICAL SYSTEMS, INC.
                                 BALANCE SHEETS
                                   (UNAUDITED)



                                        SEPTEMBER 30,   DECEMBER 31,
                                            2006            2005
                                        ------------    ------------
Cash and cash equivalents               $    695,543    $  1,892,584
Accounts receivable                        5,322,546       3,218,963
Inventories                                6,420,386       5,592,807
Deferred income taxes                        254,562         318,262
Other current assets                         375,016         494,182
                                        ------------    ------------

  Total current assets                    13,068,053      11,516,798

Property, plant, and equipment             6,455,539       5,817,616
Less accumulated depreciation             (3,404,554)     (3,080,160)
                                        ------------    ------------
                                           3,050,985       2,737,456

Intangible and other assets, net             459,695         360,186
Goodwill                                   3,379,021       3,079,021
Deferred income taxes                        254,520         224,620

                                        ------------    ------------
  Total assets                          $ 20,212,274    $ 17,918,081
                                        ============    ============


Current portion of long-term debt       $    600,561    $    574,115
Notes payable                                 50,671         206,359
Accounts payable                           2,724,426       2,167,396
Income taxes payable                         331,256          18,999
Accrued expenses                           1,410,553       1,068,035
                                        ------------    ------------

  Total current liabilities                5,117,467       4,034,904

Long-term debt, less current portion       3,962,555       4,416,202

Retirement benefit obligation                 87,391         349,567

Common stock                                  42,250          40,456
Common stock held in treasury, at cost      (101,480)       (101,480)
Additional paid-in capital                 3,891,568       3,176,911
Retained earnings                          7,212,523       6,001,521
                                        ------------    ------------

Stockholders' equity                      11,044,861       9,117,408

                                        ------------    ------------
Total liabilities & equity              $ 20,212,274    $ 17,918,081
                                        ============    ============